EXHIBIT 99.1

United-Guardian Reports Record Earnings

HAUPPAUGE, N.Y., Aug. 8, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that net income for the second quarter of 2013 was up 12% over last year's second quarter, with earnings per share increasing from $0.26 to $0.29, resulting in the strongest second quarter in the company's history. For the first half of the year, earnings were up 20% and earnings per share increased from $0.53 to $0.63, once again reaching a new record high for the company.

Ken Globus, President of United-Guardian, stated, "We are very pleased that we have been able to continue to increase our earnings despite the fact that there was no revenue from Renacidin® Irrigation, one of our pharmaceutical products. Renacidin has been out of stock for the past year due to manufacturing problems experienced by our supplier. While this has resulted in slightly lower sales this year, increased revenue from our personal care and medical products has more than made up for that lost income, with personal care product sales up over 9% for the quarter and 12% for the year, and medical product sales up almost 14% for the quarter and 22% for the year. Although we continue to be hopeful that Renacidin sales will resume by the end of the year, we are also continuing our development work on a new single-dose form of Renacidin that will be produced by a different supplier. We believe that this new form of Renacidin, along with our ongoing efforts to develop new and innovative personal care products, will enable us to continue to increase our revenues over the coming years."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2013 and JUNE 30, 2012
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2013	2012	2013	2012

Net sales	$ 3,628,571	$ 3,735,100	$ 7,580,732	$ 7,623,792

Costs and expenses	1,999,186	2,013,373	3,971,910	4,156,076

Income from operations	1,629,385	1,721,727	3,608,822	3,467,716

Other income	357,755	41,757	704,767	114,098

Income before income taxes	1,987,140	1,763,484	4,313,589	3,581,814

Provision for income taxes	644,600	570,400	1,406,400	1,160,100

Net Income	$ 1,342,540	$ 1,193,084	$ 2,907,189	$ 2,421,714

Earnings per common share (Basic and Diluted)	$ 0.29	$ 0.26	$ 0.63	$ 0.53

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

••• Additional financial information can be found at the company's web site at www.u-g.com. •••

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900